Exhibit 10.19(c)

THIRD AMENDMENT TO FINANCING AGREEMENT

THIRD AMENDMENT TO FINANCING AGREEMENT (this "Amendment"), dated as of November 7, 2012, by and among Lion Oil Company, an Arkansas corporation (the "Borrower"), each subsidiary of the Borrower listed as a "Guarantor" on the signature pages hereto (each a "Guarantor" and collectively, the "Guarantors"), Bank Hapoalim B.M. ("Hapoalim"), Bank Leumi USA ("BLUSA"), Israel Discount Bank of New York ("IDB"; together with Hapoalim and BLUSA, each a "Lender" and collectively, the "Lenders"), and BLUSA, in its capacity as collateral agent for the Lenders (in such capacity, the "Collateral Agent").
The Borrower, the Guarantors, the Lenders and the Collateral Agent have previously entered into the Financing Agreement dated as of April 29, 2011 (as previously amended, the "Financing Agreement"), pursuant to which the Lenders have made certain loans and financial accommodations available to the Borrower. The Borrower has requested that the Lenders (a) permit the Borrower to transfer certain assets to Delek Logistics Partners, LP, a Delaware limited partnership (the "MLP"), and its subsidiaries, and release their security interest in such assets, and (b) agree to make certain other amendments to the Financing Agreement. The Lenders are willing to make such amendments in accordance with the Borrower's request, subject to (i) receipt of a $15,000,000 prepayment of the Term Loan, (ii) the granting of a perfected, first priority security interest in all of the issued and outstanding equity interests of the MLP held by the Borrower, constituting approximately 52% of the aggregate issued and outstanding equity of the MLP as of the date hereof (of which subordinated limited partnership interests comprise 49% of the aggregate issued and outstanding equity of the MLP as of the date hereof), and (iii) the other terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
1.Definitions. Any capitalized term used herein and not defined shall have the meaning assigned to it in the Financing Agreement.
2.    New Definitions. Section 1.01 of the Financing Agreement is hereby amended by adding the following definitions in appropriate alphabetical order:
""Dividend Prepayment Amount" means, (a) for an MLP Dividend Prepayment Event, 100% of the aggregate amount of all such dividends and distributions that are received or issued to the Borrower (to the extent in excess of $25,000,000 in any Fiscal Year) and (b) for an Excess Dividend Prepayment Event:
(i) if either both IDB Notes have been paid in full or the Leumi Note has been paid in full (but the IDB Notes and the Leumi Note have not all been paid in full), then the Dividend Prepayment Amount shall equal the sum of (A) 25% of all Excess Dividends in connection with such Dividend Prepayment Event, plus (B) (I) if the Leumi Note has been paid in full and IDB elected to forego all or part of the corresponding prepayment under the IDB Notes in accordance with the terms thereof, 25% of the aggregate amount of such Excess Dividends less any amounts used to prepay the IDB Notes and/or the Leumi Note, in each case in accordance with their terms and in connection with such Dividend Prepayment Event, or (II) if both IDB Notes have been paid in full and BLUSA elected to forego all or any part of the corresponding prepayment

Exhibit 10.19(c)

under the Leumi Note in accordance with the terms thereof, 25% of the aggregate amount of such Excess Dividends less any amounts used to prepay the IDB Notes and/or the Leumi Note, in each case in accordance with their terms and in connection with such Dividend Prepayment Event, and
(ii) if both IDB Notes and the Leumi Note have all been paid in full, 50% of the aggregate amount of such Excess Dividends less any amounts used to prepay the IDB Notes and/or the Leumi Note, in each case in accordance with their terms and in connection with such Dividend Prepayment Event."
""Dividend Prepayment Event" means each of the following: (i) the receipt by the Borrower of dividends or distributions from the MLP as a result of any sale of the assets of the MLP or its subsidiaries or the issuance of additional units by the MLP, and (ii) simultaneously with or after the payment in full of both IDB Notes, or the payment in full of the Leumi Note, or the payment in full of both IDB Notes and the Leumi Note, the payment by the Parent of any Excess Dividends. For the avoidance of ambiguity and without limiting the generality of the foregoing, (x) if either of the two IDB Notes and the Leumi Note all remain outstanding, the payment of Excess Dividends shall not result in an Excess Dividend Prepayment Event, (y) if both IDB Notes have been paid in full (but the Leumi Note is outstanding), or the Leumi Note has been paid in full (but either of the two IDB Notes are outstanding), or both IDB Notes and the Leumi Note have all been paid in full, an Excess Dividend Prepayment Event shall exist, and (z) if the Parent has paid any Excess Dividend at a time when either both IDB Notes have been paid in full, or the Leumi Note has been paid in full, or both IDB Notes and the Leumi Note have been paid in full, an Excess Dividend Prepayment Event shall exist."
""Dividend Prepayment Event Offer" has the meaning set forth in Section 2.05(c)(v)."
""Excess Dividend Prepayment Event" means a Dividend Prepayment Event described in clause (ii) of the definition thereof.
""Excess Dividends" means the aggregate amount of dividends and distributions paid in cash by the Parent in excess of $15,000,000 during any Fiscal Year."
""First Amendment to Subordination Agreement (Borrower Loan)" means the First Amendment to Subordination Agreement (Subordinated Borrower Loan), dated as of the Third Amendment Effective Date, by and among the Parent, as subordinated creditor, and the Loan Parties, as obligors, in favor of the Collateral Agent."
""First Amendment to Subordination Agreement (Parent Loan)" means the First Amendment to Subordination Agreement (Subordinated Parent Loan), dated as of the Third Amendment Effective Date, by and among Delek Petroleum, Ltd., as subordinated creditor, and the Loan Parties, as obligors, in favor of the Collateral Agent."
""MLP" means Delek Logistics Partners, LP, a Delaware limited partnership."
""MLP Dividend Prepayment Event" means a Dividend Prepayment Event described in clause (i) of the definition thereof.

Exhibit 10.19(c)

""MLP Documents" means the MLP Primary Commercial Agreements and any other agreements, instruments and other documents delivered or entered into in connection therewith, as the same may be amended in accordance with Section 6.02(l)(vii)."
""MLP Equity Interests" means the Capital Stock of the MLP from time to time owned by the Borrower or any of its Subsidiaries."
""MLP Existing ROFO Assets" means ROFO Assets (as defined in the MLP Omnibus Agreement as in effect on the Third Amendment Effective Date) of the Borrower and its Subsidiaries as of the Third Amendment Effective Date, which are described on Schedule 1.01(C) hereto."
""MLP New ROFO Assets" means "ROFO Assets" as set forth in Schedule V of the MLP Omnibus Agreement as such Schedule V shall automatically be amended from time to time to include MLP Subject Assets pursuant to and in accordance with the provisions of Section 2.3(a) of the MLP Omnibus Agreement as in effect on the Third Amendment Effective Date. In no event shall the MLP Existing ROFO Assets constitute MLP New ROFO Assets."
""MLP Omnibus Agreement" means the Omnibus Agreement dated as of the Third Amendment Effective Date, by and among the Parent, certain Subsidiaries of the Parent (including the Loan Parties) and the MLP, as the same may be amended in accordance with Section 6.02(l)(vii)."
""MLP Partnership Agreement" means the First Amended and Restated Agreement of Limited Partnership of Delek Logistics Partners, LP, dated as of the Third Amendment Effective Date, by and between Delek Logistics GP, LLC, a Delaware limited liability company, as the general partner, and the Guarantor, together with any other Persons who become partners or parties thereto, as the same may be amended in accordance with Section 6.02(l)(vii)."
""MLP Primary Commercial Agreements" means (a) the MLP Omnibus Agreement, (b) the Pipelines and Storage Facilities Agreement dated as of the Third Amendment Effective Date, by and among the Borrower, Delek Logistics Partners, LP, LOTT Gathering Systems LLC, El Dorado Pipeline Company, LLC, Magnolia Pipeline Company LLC and J. Aron & Company, (c) the Terminalling Services Agreement (Memphis Terminal), dated as of the Third Amendment Effective Date, by and between the Borrower and Delek Logistics Operating, LLC, and (d) pursuant to the terms of such MLP Primary Commercial Agreements, any other agreements, instruments and other documents delivered or entered into in connection with the MLP New ROFO Assets and Subject Assets, as the same may be amended in accordance with Section 6.02(l)(vii)."
""MLP Released Assets" means the local gathering system, pipelines, terminals and other related assets and equity interests owned by the Borrower and its Subsidiaries that, in each case, are described in Schedule 1.01(B) hereto, which the Borrower and its Subsidiaries intend to transfer to the MLP on the Third Amendment Effective Date. Any references to "MLP Released Assets" in this Agreement shall not include any assets (including, without limitation, MLP Subject Assets, MLP New ROFO Assets or other ROFO Assets referred to in the MLP Omnibus Agreement) sold or transferred by the

Exhibit 10.19(c)

Borrower or any of its Subsidiaries to the MLP and its subsidiaries after the Third Amendment Effective Date."
""MLP Subject Assets" means "Subject Assets" as such term is defined in the MLP Omnibus Agreement as in effect on the Third Amendment Effective Date, including, without limitation, the assets described on Schedule 1.01(D) hereto.
""Parent Guaranty First Amendment" means the First Amendment dated as of the Third Amendment Effective Date to the Parent Guaranty dated as of April 29, 2011, by the Parent in favor of the Lenders and the Collateral Agent."
""Third Amendment" means the Third Amendment, dated as of the Third Amendment Effective Date, by and among the Borrower, the other Loan Parties, the Agent and the Lenders."
""Third Amendment Documents" means the Third Amendment, the Parent Guaranty First Amendment, the Pledge Amendment required to be executed pursuant to the Security Agreement on the Third Amendment Effective Date, the First Amendment to Subordination Agreement (Borrower Loan) and the First Amendment to Subordination Agreement (Parent Loan)."
""Third Amendment Effective Date" means the "Third Amendment Effective Date" as defined in the Third Amendment."
3.    Amendments to Definitions.
(a)    The following definitions in Section 1.01 of the Financing Agreement are hereby amended and restated in their entirety to read as follows:
""2014 Turnaround" means the Turnaround with respect to the El Dorado refinery of the Loan Parties planned to occur during the calendar year commencing January 1, 2014 or such earlier date as the Borrower deems necessary or desirable."
""Change of Control" means the occurrence of any of the following events: (a) the Parent shall cease to own and control, of record and beneficially, directly, at least 85% of each class of outstanding Capital Stock of the Borrower free and clear of all Liens (except Liens created by a Loan Document) and (b) the Borrower shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of each of its Subsidiaries free and clear of all Liens (except Liens created by a Loan Document)."
""Reference Rate" means the rate of interest published from time to time in the "Money Rates" section of the Wall Street Journal as the U.S. Prime Rate for such day (or, if such source is not available, such alternate source as determined by the Lenders). Each change in the Reference Rate shall be effective from and including the date such change is published or publicly announced as being effective."
""Specified Fixed Asset Collateral" means, as of any date of determination, (a) any real property, equipment and other fixed assets then owned by a Loan Party, including, without limitation, the Real Property Collateral, to the extent such real

Exhibit 10.19(c)

property, equipment or other fixed assets are not the subject of a Lien (other than (i) Permitted Liens that do not secure Indebtedness and (ii) Permitted Liens incurred pursuant to clause (m) of the definition of Permitted Liens) in favor of a Person other than the Collateral Agent, and (b) the aggregate value of the units of the MLP owned by the Borrower, based on the lowest publicly quoted share price at the opening of business on such date of determination, discounted by 30%."
""Subsidiary" means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (i) the accounts of which would be consolidated with those of such Person in such Person's consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which more than 50% of (A) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such Person, (B) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (C) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person. References to a Subsidiary shall mean a Subsidiary of the Borrower unless the context expressly provides otherwise; provided, that references to a Subsidiary shall not include the MLP and its subsidiaries, unless the context provides otherwise; provided further that: the MLP and its Subsidiaries shall be deemed to be Subsidiaries of:
(A)     the Parent for the purposes of (I) the financial statements required to be delivered under Section 7(j) of the Parent Guaranty, to the extent the MLP and its Subsidiaries are required to be consolidated with the Parent in accordance with GAAP, (II) the calculation of any financial covenant of the Parent or any quantity calculated based on consolidated financial statements of the Parent in this Agreement or any other Loan Document, in each case, to the extent the MLP and its subsidiaries are required to be consolidated with the Parent and its Subsidiaries in accordance with GAAP, and (III) Sections 7.01(f), (g), (h) and (k); and
(B)     the Borrower for the purposes of the financial statements required to be delivered under Sections 6.01(a)(i)-(iv), to the extent the MLP and its Subsidiaries are required to be consolidated with the Borrower in accordance with GAAP."
(b)    Clause (g) of the definition of "Permitted Liens" in Section 1.01 of the Financing Agreement is hereby amended and restated in its entirety, to read as follows:
"(g)    (i) easements, rights-of-way, utility easements, building restrictions, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (x) secure obligations for the payment of money or (y) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person's business, and (ii) easements and rights-of-way described on Schedule 1.01(E);"
4.    Amendments to Prepayments, Section 2.05(c).

Exhibit 10.19(c)

(a)    Section 2.05(c)(i) of the Financing Agreement is hereby amended and restated in its entirety, to read as follows:
"(i)    The Borrower shall prepay the outstanding principal amount of the Term Loan (A) on the Third Amendment Effective Date in the aggregate principal amount of $15,000,000 in connection with the Disposition of the MLP Released Assets to the MLP, and (B) within five (5) Business Days of any Disposition by any Loan Party or its Subsidiaries pursuant to Section 6.02(c)(ii) (other than a Disposition of the MLP Released Assets to the MLP as described in subclause (G) of Section 6.02(c)(ii)), in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition to the extent that the aggregate amount of Net Cash Proceeds received by all Loan Parties and their Subsidiaries (and not paid to the Lenders as a prepayment of the Loans) shall exceed for all such Dispositions since the Effective Date $25,000,000 (excluding Net Cash Proceeds received in respect of (i) the MLP Released Assets on or prior to the Third Amendment Effective Date, (ii) the MLP Subject Assets and (iii) the MLP New ROFO Assets). Nothing contained in this subsection (i) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than in accordance with Section 6.02(c)(ii)."
(b)    New Sections 2.05(c)(v) and 2.05(c)(vi) are hereby added to the Financing Agreement, immediately following Section 2.05(c)(iv), to read as follows:
"(v)    Within ten (10) Business Days after the occurrence of any Dividend Prepayment Event, the Borrower shall (A) notify each Lender in writing (the "Dividend Prepayment Notice") of the occurrence of such Dividend Prepayment Event and the aggregate Dividend Prepayment Amount received or issued in respect thereof and reference this Section, (B) offer in such Dividend Prepayment Notice to prepay the outstanding principal amount of the Term Loan in an amount equal to such Dividend Prepayment Amount (the "Dividend Prepayment Event Offer"), and (C) specify in such Dividend Prepayment Notice that each Original Lender and its respective successors and assigns shall have the option, in its sole discretion, to accept such Dividend Prepayment Event Offer by giving written notice to the Borrower of its election to receive its Pro Rata Share (or in the case of an Excess Dividend Prepayment Event, 33.33%) of such Dividend Prepayment Amount within ten (10) Business Days after its receipt of such Dividend Prepayment Notice; provided, that notwithstanding anything to the contrary herein, BLUSA shall be deemed to have automatically accepted any such offer without giving any further written notice to the Borrower. If such Lender accepts the Dividend Prepayment Event Offer in accordance with this Section 2.05(c)(v), then within three (3) Business Days of the Borrower's receipt of such acceptance (or with respect to BLUSA, within three (3) Business Days of the Borrower's delivery of the Dividend Prepayment Notice), the Borrower shall prepay such Lender's Term Loan in an amount equal to such Lender's share of such Dividend Prepayment Amount. If any Lender (other than BLUSA) does not notify the Borrower of its acceptance of any Dividend Prepayment Event Offer within ten (10) Business Days of its receipt of an applicable Dividend Prepayment Notice, then such Lender shall be deemed to have elected, as of such date, not to receive its share of the Dividend Prepayment Amount described in such Dividend Prepayment Notice. To the extent any Lender does not elect to accept a Dividend Prepayment Event Offer in accordance with this Section 2.05(c)(v), the Borrower shall not be required or permitted to offer to pay the amount of such Lender's share of the

Exhibit 10.19(c)

applicable Dividend Prepayment Amount to the other Lenders (in their capacity as Lenders under this Agreement). All payments made pursuant to this Section 2.05(c)(v) shall be made in accordance with Section 2.05(d)(ii).
(vi)    In the event (A) the Permitted Investors shall cease to own and control, of record and beneficially, directly or indirectly, at least 51% of each class of outstanding Capital Stock of the Parent, or (B) the Board of Directors of the Parent shall cease to consist of a majority of Continuing Directors (each, a "Parent Change of Control Event"), the Borrower shall give the Lenders prompt written notice (and in any event within 2 Business Days after any Authorized Officer of the Borrower has knowledge of the occurrence of any Parent Change of Control Event) (a "Change of Control Notice"). Within 14 Business Days after any Authorized Officer of the Borrower has knowledge of the occurrence of any Parent Change of Control Event, the Borrower shall prepay in full each Lender's Term Loan, accrued and unpaid interest thereon and all other Obligations owing to such Lender."
(c)    Section 2.05(d) of the Financing Agreement is hereby amended and restated in its entirety, to read as follows:
(d)    Application of Mandatory Payments.
(i)    Each prepayment pursuant to subsections (c)(i)(B), (c)(ii) and (c)(iii) above shall be made ratably to each Lender in accordance with its Pro Rata Share of the Term Loan. Each such prepayment shall be applied (i) against the installments of principal scheduled to be due on the eight Scheduled Repayment Dates immediately following such prepayment, in the direct order of maturity, and (ii) thereafter, against all remaining installments of principal due on the Term Loan on a pro rata basis.
(ii)    Each prepayment pursuant to subsections (c)(i)(A) and (c)(v) above with respect to an MLP Dividend Prepayment Event shall be made ratably to each Lender in accordance with its Pro Rata Share of the Term Loan, and each prepayment pursuant to subsection (c)(v) above with respect to an Excess Dividend Prepayment Event shall be in the amount of 33.33% of such Dividend Prepayment Amount to the extent such Lender has accepted, or is deemed to have accepted, such Dividend Prepayment Event Offer. Each such prepayment under subsections (c)(i)(A) and (c)(v) above shall be applied against all remaining installments of principal due on the Term Loan in the inverse order of maturity and shall be made to each Lender (other than, with respect to any Dividend Prepayment Amount, any Lender that does not accept a Dividend Prepayment Event Offer with respect to such Dividend Prepayment Amount in accordance with Section 2.05(c)(v)) in accordance with (x) each prepayment pursuant to subsection (c)(i)(A) and (c)(v) above with respect to an MLP Dividend Prepayment Event, in accordance with its Pro Rata Share of the Term Loan and (y) with respect to each prepayment pursuant to subsection (c)(v) above with respect to an Excess Dividend Prepayment Event, in the amount of 33.33% of such Dividend Prepayment Amount.
(iii)    Each prepayment pursuant to subsection (c)(vi) above shall be made to each Lender in an amount necessary to repay all principal due on such Lender's Term Loan, together with all accrued and unpaid interest thereon and all other Obligations owing to such Lender.

Exhibit 10.19(c)

5.    Third Amendment Fee, Section 2.06. Section 2.06 of the Financing Agreement is hereby amended by adding a new subsection (c), to read in its entirety as follows:
"(c)    Third Amendment Fee. Upon the execution and delivery of the Third Amendment by the Borrower and the Lenders, the Borrower shall immediately pay to each Lender a non-refundable amendment fee (the "Third Amendment Fee") equal to 0.50% of such Lender's Pro Rata Share of the aggregate principal amount of the then outstanding Term Loans as of the date of such payment (after giving effect to the prepayments required as of the Third Amendment Effective Date)."
6.    Amendments to Quarterly Reporting, Section 6.01(a)(i). Section 6.01(a)(i) of the Financing Agreement is hereby amended and restated in its entirety, to read in its entirety as follows:
"(ii)    as soon as available and in any event within 50 days after the end of the first 3 fiscal quarters of the Borrower and its Subsidiaries and 90 days after the end of the fourth fiscal quarter of the Borrower and its Subsidiaries commencing with the first fiscal quarter of the Borrower and its Subsidiaries ending after the Effective Date, consolidated balance sheets, consolidated statements of operations and retained earnings and consolidated statements of cash flows of the Borrower and its Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding Fiscal Year beginning with the fiscal quarter ending September 30, 2012, all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Borrower and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Borrower and its Subsidiaries for such quarter, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Borrower and its Subsidiaries furnished to the Lenders, subject to normal year-end adjustments; provided that to the extent GAAP requires the MLP and its subsidiaries to be consolidated with the Borrower and its Subsidiaries, the stand-alone consolidated financial statements of the MLP and its subsidiaries for the first 3 fiscal quarters of the MLP shall be delivered within 55 days after the end of such fiscal quarters and within 95 days after the end of the fourth fiscal quarter of the MLP;"
7.    Amendments to Permitted Dispositions, Section 6.02(c)(ii). Section 6.02(c)(ii) of the Financing Agreement is hereby amended and restated in its entirety, to read as follows:
"(ii)    any Loan Party and its Subsidiaries may:
(A) sell inventory in the ordinary course of business,
(B) sell inventory and Accounts Receivable in connection with the financing of its working capital (to the extent such Indebtedness is permitted hereunder), including all crude oil, refined petroleum products and other hydrocarbon inventory from time to time owned by Borrower or its Subsidiaries that is sold in accordance with the terms of the J. Aron Supply and Offtake Agreement,
(C) transfer personal property among Loan Parties, provided that the Borrower shall provide to the Lenders at least ten Business Days' prior written notice of any such transfer of noncash Collateral and shall take all actions reasonably required by

Exhibit 10.19(c)

the Lenders (including, without limitation, any actions that would otherwise be required by Section 6.01(b) (as though such transferee were a new Subsidiary) and Section 6.01(l) (as though such transferred assets constituted after acquired property)) so that such transfer shall not adversely affect in any respect the creation, perfection or priority of the Collateral Agent's Liens therein,
(D) enter into a Disposition that constitutes a Restricted Payment permitted by Section 6.02(g) or a Permitted Investment,
(E) dispose of obsolete or worn-out equipment in the ordinary course of business,
(F) sell or otherwise dispose of other property or assets (including, without limitation, MLP Equity Interests and MLP Existing ROFO Assets, but excluding MLP Released Assets, MLP Subject Assets and MLP New ROFO Assets) for cash in an aggregate amount not less than the fair market value of such property or assets, provided that in the case of Dispositions pursuant to this clause (F), (1) the Net Cash Proceeds of such Dispositions (excluding the Disposition of the MLP Released Assets, MLP Subject Assets and MLP New ROFO Assets, which shall be covered by clauses (G) and (H) below) do not exceed $100,000,000 in the aggregate for all such Dispositions since the Effective Date, (2) such Net Cash Proceeds are paid to the Lenders to the extent required by the terms of Section 2.05(c)(i), (3) in the case of any Disposition involving consideration in excess of $5,000,000 (excluding Dispositions of MLP Equity Interests, which are covered in clause (4) below), at least five Business Days prior to the date of completion of such Disposition, the Borrower shall have delivered to the Lenders an officer's certificate of an Authorized Officer, which certificate shall contain (I) a description of the proposed transaction, the date such transaction is scheduled to be consummated, the estimated sale price or other consideration for such transaction, and (II) a certification that no Default or Event of Default has occurred and is continuing, or would result from the consummation of such transaction, and no Material Adverse Effect could reasonably be expected to result from such Disposition, or (4) in the case of any Dispositions of MLP Equity Interests, at least ten Business Days prior to the date of completion of such Disposition, the Borrower shall have delivered to the Lenders an officer's certificate of an Authorized Officer, which certificate shall contain (I) a description of the proposed transaction, the date such transaction is scheduled to be consummated, the estimated sale price or other consideration for such transaction, (II) a certification that no Default or Event of Default has occurred and is continuing, or would result from the consummation of such transaction, and no Material Adverse Effect could reasonably be expected to result from such Disposition, and (III) a certification that, after giving effect to such Disposition, the Borrower will be in compliance with the financial covenant set forth in Section 6.03(a) on a pro forma basis using the most recently available financial covenant calculations under Section 6.03(a), including reasonably detailed calculations supporting such certification,
(G) sell or transfer the MLP Released Assets to the MLP on the Third Amendment Effective Date, subject to the satisfaction of the conditions set forth in Section 16 of the Third Amendment, and

Exhibit 10.19(c)

(H) sell or otherwise dispose of the MLP Subject Assets and MLP New ROFO Assets to the MLP or its subsidiaries in an aggregate amount not less than the greater of (x) the fair market value of such property or assets and (y) the Borrower's and its Subsidiaries' actual cost of acquisition or construction of such assets; provided that (1) at least 70% of the consideration of each such sale or Disposition pursuant to this clause (H) shall be in cash, (2) any non-cash consideration in respect of any such sale or Disposition pursuant to this clause (H) shall be in the form of either MLP Equity Interests or a senior promissory note, in form and substance reasonably satisfactory to the Collateral Agent, from the MLP or its subsidiaries (together with an endorsement or allonge, in form and substance reasonably satisfactory to the Collateral Agent), which MLP Equity Interests and promissory notes shall be pledged to the Collateral Agent and the Lenders pursuant to the Security Agreement, provided that non-cash consideration shall be permitted only if the cash portion of the consideration for such sale or Disposition exceeds the actual cost of such assets, (3) at least five Business Days prior to the date of completion of any sale or Disposition pursuant to this clause (H), the Borrower shall have delivered to the Lenders an officer's certificate of an Authorized Officer, which certificate shall contain (I) a description of the proposed transaction, the date such transaction is scheduled to be consummated, the estimated sale price or other consideration for such transaction, and (II) a certification that no Default or Event of Default has occurred and is continuing, or would result from the consummation of such transaction, and no Material Adverse Effect could reasonably be expected to result from such Disposition.
In no event shall clause (F) of Section 6.02(c)(ii) be construed to permit the sale or other disposition of the processing or other units of the crude oil refinery of the Borrower and its Subsidiaries located in El Dorado, Arkansas, including, without limitation, the assets required to operate such refinery and to refine the same types of products being refined prior to the Third Amendment Effective Date (collectively, the "El Dorado Refinery"); provided, that this sentence shall not restrict the sale of (x) the MLP Released Assets, the MLP Subject Assets or the MLP New ROFO Assets, or (y) pipelines or storage terminals comprising a part of the El Dorado Refinery, subject to the other limitations of this Section 6.02(c)(ii); and"
8.    Amendments to Permitted Investments, Section 6.02(e). Section 6.02(e) of the Financing Agreement is hereby amended and restated in its entirety, to read as follows:
"(e)    Loans, Advances, Investments, Etc. Make or commit or agree to make any loan, advance, guarantee of obligations, other extension of credit or capital contributions to, or hold or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any shares of the Capital Stock, bonds, notes, debentures or other securities of, or make or commit or agree to make any other investment in, any other Person, or purchase or own any futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or permit any of its Subsidiaries to do any of the foregoing, except for: (i) investments existing on the date hereof, as set forth on Schedule 6.02(e) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof, (ii) loans and advances to any Loan Party, made in the ordinary course of business, (iii) investments in any Loan Party; (iv) trade credit extended on usual and customary terms in the ordinary

Exhibit 10.19(c)

course of business, (v) (A) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business, and (B) loans and advances to employees made in the ordinary course of business in compliance with applicable laws and consistent with past practices of the Borrower or its Subsidiaries, as the case may be, provided that the aggregate amount of such loans and advances do not exceed $500,000 at any one time outstanding, (vi) stock, obligations or other securities received in settlement of amounts due to any Loan Party or any of its Subsidiaries effected in the ordinary course of business or owing to any Loan Party or any of its Subsidiaries as a result of Insolvency Proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of any Loan Party or any of its Subsidiaries, (vii) investments resulting from Hedging Agreements entered into in the ordinary course of business, other than for speculative purposes, (viii) Permitted Investments, (ix) investments consisting of MLP Equity Interests issued by the MLP to the Borrower made (I) on the Third Amendment Effective Date or (II) in connection with a Disposition permitted under Section 6.02(c)(ii)(H), and dividends and distributions with respect thereto, provided that the Collateral Agent shall at all times have a perfected, first priority security interest in and Lien on any MLP Equity Interests, and (x) investments consisting of promissory notes issued by the MLP or its subsidiaries to the Borrower in connection with a Disposition permitted under Section 6.02(c)(ii)(H), provided that the Collateral Agent shall at all times have a perfected, first priority security interest in and Lien on any such promissory notes.
9.    Amendments to Restricted Payments, Section 6.02(g).
(a)    Clause (B) of Section 6.02(g) of the Financing Agreement is hereby amended and restated in its entirety to read as follows:
"(B)    subject in each case to the last paragraph of this Section 6.02(g), the Borrower may pay dividends out of ordinary net earnings of the Borrower and its Subsidiaries from time to time in the ordinary course of its business, provided that (x) until such time as 30% of the original principal of the Term Loan has been repaid or prepaid, the aggregate amount of the dividends paid by the Borrower in any Fiscal Year shall not exceed the lesser of 50% of ordinary net earnings of the Borrower and its Subsidiaries in the immediately preceding Fiscal Year and $10,000,000, (y) after more than 30% of the original principal amount of the Term Loan has been repaid or prepaid but prior to such time as 50% of the original principal of the Term Loan has been repaid or prepaid, the aggregate amount of the dividends paid by the Borrower in any Fiscal Year shall not exceed 50% of ordinary net earnings of the Borrower and its Subsidiaries in the immediately preceding Fiscal Year, and (z) after more than 50% of the original principal of the Term Loan has been repaid or prepaid, in any Fiscal Year the Borrower may pay dividends out of retained earnings (as shown on the most recently delivered quarterly consolidated balance sheet or such other interim balance sheet as may be provided to Lenders) of the Borrower and its Subsidiaries from time to time, in the ordinary course of its business,"
(b)    Section 6.02(g) of the Financing Agreement is hereby amended by adding a new subsection (F), to read in its entirety as follows:

Exhibit 10.19(c)

"(F)    the Borrower may make payments in accordance with the transactions provided for in the MLP Primary Commercial Agreements."
10.    Amendments to Transactions with Affiliates, Section 6.02(i). Section 6.02(i) of the Financing Agreement is hereby amended and restated in its entirety, to read as follows:
"(i)    Transactions with Affiliates. Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm's length transaction with a Person that is not an Affiliate thereof, (ii) transactions with another Loan Party, (iii) transactions permitted by Section 6.02(e) and Section 6.02(g) (excluding subsection (F) of Section 6.02(g)), (iv) the sale of inventory and Accounts Receivables to a Special Purpose Subsidiary of the Borrower formed and used in a Permitted Securitization Transaction for the purpose of financing working capital of the Loan Parties, or (v) the transactions provided for in the MLP Primary Commercial Agreements, so long as such transactions are necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable than what would be available to the Borrower or its Subsidiaries from an unaffiliated third party on an arms-length basis."
11.    Amendments to Limitations on Dividends, Section 6.02(j). Section 6.02(j) of the Financing Agreement is hereby amended and restated in its entirety, to read as follows:
"(j)    Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any shares of Capital Stock of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 6.02(j) shall prohibit or restrict compliance with: (A) this Agreement and the other Loan Documents; (B) any agreements in effect on the date of this Agreement and described on Schedule 7.02(k); (C) any Requirement of Law; (D) in the case of clause (iv) any agreement setting forth customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license (including any intellectual property license), conveyance or contract of similar property or assets; or (E) in the case of clause (iv) any agreement, instrument or other document evidencing a Permitted Lien from restricting on customary terms the transfer of any property or assets subject thereto (it being understood that the MLP and its subsidiaries are not Subsidiaries for the purposes of this subclause (j))."
12.    Amendments to Modifications of Other Agreements, Section 6.02(l). Section 6.02(l) of the Financing Agreement is hereby amended by (i) deleting "or" from the end of subclause (v) thereof, (ii)

Exhibit 10.19(c)

deleting the period at the end of subclause (vi) thereof and substituting therefor ", or", and (iii) inserting a new subclause (vii) immediately following subclause (vi), to read as follows:
"(vii)    (A) amend, modify or otherwise change any MLP Document, or enter into any new agreement with respect to the MLP, except market-based adjustments to the terms of any MLP Document in the ordinary course of business and which terms are no less favorable to the Borrower and its Subsidiaries than would be obtainable in a comparable arm's length transaction with a Person that is not an Affiliate thereof, and any other amendments, modifications or changes or any such new agreements that either individually or in the aggregate could not reasonably be expected to be adverse in any material respect to the Lenders or (B) amend, modify or otherwise change the MLP Partnership Agreement, except any such amendments, modifications or changes that either individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect."
13.    Amendments to Judgment Event of Default, Section 7.01(k). Section 7.01(k) of the Financing Agreement is hereby amended and restated in its entirety, to read as follows:
"(k)    one or more judgments, orders or awards (or any settlement of any claim that, if breached, could result in a judgment, order or award) for the payment of money exceeding $5,000,000 (or, in the case of the MLP and its subsidiaries, $20,000,000) in the aggregate shall be rendered against the Parent or any of its Subsidiaries or against the MLP or any of its subsidiaries and remain unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement, or (ii) there shall be a period of 10 consecutive days after entry thereof during which a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment, order, award or settlement shall not give rise to an Event of Default under this subsection (k) if and for so long as (A) the amount of such judgment, order, award or settlement is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof (subject to deductibles) and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment, order, award or settlement;"
14.    Schedules 1.01(B), 1.01(C), 1.01(D) and 1.01(E). New Schedules 1.01(B), 1.01(C), 1.01(D) and 1.01(E) are hereby inserted into the Financing Agreement immediately following Schedule 1.01(A), as set forth in Annexes I, II, III and IV, respectively, to this Amendment.
15.    Releases Effective on the Third Amendment Effective Date.
(a)    LOTT Divisive Merger. On or prior to the Third Amendment Effective Date, the Collateral Agent and each Lender hereby acknowledges and agrees that (i) pursuant to a Plan of Merger adopted on or about the date hereof (the "Merger Agreement"), by Lion Oil Trading & Transportation, LLC, a Texas limited liability company ("LOTT"), LOTT shall effect a merger in accordance with the provisions of the Texas Business Organizations Code pursuant to which, upon the effectiveness of such merger, SALA Gathering Systems LLC ("SALA") shall be created under, and governed by, the laws of the State of Texas as a separate, wholly-owned Subsidiary of the Borrower and the right, title and interest in and to the existing real and personal property of LOTT shall be allocated to either LOTT or SALA, as further set forth in the Merger Agreement, (ii) so long as the primary transfers and other transactions

Exhibit 10.19(c)

contemplated to occur on the Third Amendment Effective Date under the MLP Partnership Agreement and the MLP Primary Commercial Agreements occur on the Third Amendment Effective Date, SALA shall not be required to become a Guarantor, a Subsidiary Guarantor, or a Loan Party under the Financing Agreement, and (iii) the Collateral Agent, on behalf of itself and the Lenders, without recourse and without any representation or warranty of any kind, hereby terminates and releases any and all liens, security interests or other charges or encumbrances of every nature and any kind on the assets of SALA. Notwithstanding the foregoing, LOTT shall at all times (including, without limitation, during the transactions described in this clause (a)) continue to be a Guarantor, a Subsidiary Guarantor and a Loan Party under the Financing Agreement and the other Loan Documents, its obligations under the Loan Documents shall remain in full force and effect, and all assets allocated to LOTT under the Merger Agreement shall continue to be subject to the lien and perfected security interest granted by LOTT to the Collateral Agent to secure the Obligations, without the need for further action by the Loan Parties, the Collateral Agent or the Lenders.
(b)    Guarantors. On the Third Amendment Effective Date, the Collateral Agent and each Lender hereby acknowledges and agrees that (i) all of the agreements and obligations of El Dorado Pipeline Company and Magnolia Pipeline Company (collectively, the "Released Guarantors") under the Financing Agreement and the Security Agreement shall terminate, be released and be of no further force or effect against either of the Released Guarantors, and (ii) all references (in the singular or plural) to "Subsidiary Guarantors", "Guarantors" and "Loan Parties" shall not include the Released Guarantors. The Loan Parties, the Lenders and the Collateral Agent hereby agree that on and after the Third Amendment Effective Date, any Loan Document may be amended or otherwise modified without the consent or approval of the Released Guarantors.
(c)    MLP Released Assets. On the Third Amendment Effective Date, the Collateral Agent, on behalf of itself and the Lenders, without recourse and without any representation or warranty of any kind, hereby terminates and releases any and all liens, security interests or other charges or encumbrances of every nature and any kind, whether known or unknown, in favor of the Collateral Agent in the MLP Released Assets.
(d)    Ratification. The Released Guarantors and the other Loan Parties hereby acknowledge and agree that, except as otherwise expressly provided in this Section 15, the releases and terminations set forth in this Section 15 shall be effective for the specific purpose set forth herein and does not allow for any other or further departure from the terms and conditions of the Financing Agreement, the Security Agreement and the other Loan Documents, which terms and conditions shall continue in full force and effect and are hereby ratified and confirmed in all respects, without amendment or modification (except as expressly set forth in this Amendment), and the agreements and obligations contained in such documents constitute the legal, valid and binding obligations of the Loan Parties, enforceable against the respective Loan Parties party thereto in accordance with their respective terms.
16.    Conditions Precedent to Effectiveness of this Amendment. This Amendment shall become effective upon the satisfaction in full or waiver by all Lenders of the following conditions precedent (the first date upon which all such conditions shall have been satisfied being herein called the "Third Amendment Effective Date"):
(a)    Payment of Fees, Etc. The Borrower shall have paid on or before the date of this Amendment the Third Amendment Fee and all other fees, costs, expenses and taxes then payable pursuant to Section 2.06 and Section 10.04 of the Financing Agreement or the Third Amendment.

Exhibit 10.19(c)

(b)    Representations and Warranties; No Event of Default. The following statements shall be true and correct: (i) the representations and warranties contained in ARTICLE V and in each other Loan Document, certificate or other writing delivered to the Collateral Agent or any Lender pursuant hereto or thereto on or prior to the Effective Date are true and correct on and as of the Effective Date as though made on and as of such date (except to the extent that any such representation or warranty (or any schedules related thereto) expressly relate to an earlier date (in which case any such representations and warranties are true and correct on and as of such earlier date) and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Amendment or the other Loan Documents becoming effective in accordance with its or their respective terms.
(c)    Delivery of Documents. The Lenders or the Collateral Agent (as applicable) shall have received on or before the Third Amendment Effective Date the following, each in form and substance satisfactory to the Lenders and, unless indicated otherwise, dated the Third Amendment Effective Date:
(i)    Amendment. This Amendment fully executed by the Loan Parties and the Lenders in a sufficient number of counterparts for distribution to all parties.
(ii)    Pledge Amendment. A Pledge Amendment (as defined in the Security Agreement) with respect to any MLP Equity Interests acquired by any Loan Party on or prior to the Third Amendment Effective Date, duly executed by such Loan Party.
(iii)    Third Amendment Documents. The other Third Amendment Documents, duly executed by each Credit Party that is a party thereto.
(iv)    Control Agreement. A Control Agreement by and among the Borrower, the Collateral Agent and the MLP with respect to the MLP Equity Interests, establishing the "control" of the Collateral Agent for purposes of Section 8-106(c) of the Uniform Commercial Code.
(v)    Legal opinion. An opinion of counsel to the Credit Parties, as to such matters as any Lender may reasonably request.
(vi)    No Default Certificate. A certificate of an Authorized Officer of each Loan Party, certifying as to the matters set forth in subsection (b) of this Section 16.
(vii)    Parent Certificate. A certificate of an Authorized Officer of the Parent, certifying that Annex V of this Amendment accurately describes, in all material respects (with a certification that any material deviation is not adverse to the interests of the Lenders), the financial transactions that are being consummated on the Third Amendment Effective Date or subsequent thereto in accordance with the over allotment option.
(viii)    Solvency. A certificate of an Authorized Officer of the Parent or the Administrative Borrower certifying as to the solvency of the Parent and its Subsidiaries, taken as a whole, both immediately before and after giving effect to all Loans to be made and Letters of Credit to be issued on the Third Amendment Effective Date, and the payment of all fees, costs and expenses in connection with this Amendment, which certificate shall be reasonably satisfactory in form and substance to the Collateral Agent.

Exhibit 10.19(c)

(ix)    MLP Documents. Certified copies of the executed copies of all material MLP Documents entered into on or prior to the Third Amendment Effective Date.
(x)    Registration Statement. A certified copy of the Form S-1 Registration Statement filed by the MLP with the SEC on September 21, 2012, as amended.
(xi)    Form U-1. Federal Reserve Form U-1 provided for in Regulation U, the statements made in which shall be such, in the opinion of each Lender, as to permit the transactions contemplated hereby in accordance with such Regulation.
(xii)    Collateral Assignment. A Collateral Assignment by each Loan Party that is party to an MLP Document duly executed by such Loan Party, together with a Consent and Agreement by and among the MLP and each other party to an MLP Document that is not a Loan Party.
(xiii)    UCCs. Evidence satisfactory to the Lenders of the filing of such UCC financing statements and UCC financing statement amendments, in such office or offices as may be necessary or, in the reasonable opinion of the Lenders, desirable to perfect the security interests granted by the Loan Parties pursuant to any Loan Document.
(xiv)    Miscellaneous. Customary officer's certificates and authorizing resolutions for each Credit Party, certificates of good standing and such other agreements, instruments, approvals, opinions and other documents, each satisfactory to the Lenders in form and substance, as the Lenders may reasonably request.
(d)    Prepayment. The Lenders shall have received a prepayment of the Loans in the aggregate principal amount of not less than $15,000,000 in connection with the Disposition of the MLP Released Assets to the MLP, as contemplated by Section 2.05(c)(i)(A) of the Financing Agreement as amended by this Amendment.
(e)    Minimum MLP IPO Price.
(i)    The number of the shares of the MLP held by the Borrower multiplied by the price per share (on an undiscounted basis for any subordinated units) of the MLP as determined in connection with the initial public offering on the Third Amendment Effective Date, will be no less than $180,000,000.
(ii)    The number of the shares of the MLP outstanding on the Third Amendment Effective Date multiplied by the issue price per share (on an undiscounted basis for any subordinated units) of the MLP as determined in connection with the initial public offering on the Third Amendment Effective Date, will be no less than $360,000,000.
(f)    Liens; Priority. The Collateral Agent shall be satisfied that it has been granted, and holds, for the benefit of the Collateral Agent and the Lenders, a perfected, first priority Lien on and security interest in the MLP Equity Interests.
(g)    El Dorado Refinery. The Lenders shall be satisfied that, and shall receive a certificate from an authorized officer of the Borrower to the effect that, the Borrower and its Subsidiaries own and shall continue to own the processing and other units necessary for its operation of the crude oil

Exhibit 10.19(c)

refinery located in El Dorado, Arkansas and to refine the same types of products refined at such refinery prior to the Third Amendment Effective Date, it being understood that logistics assets in nature are being transferred by the Borrower and its Subsidiaries to the MLP and its subsidiaries.
(h)    Proceedings; Receipt of Documents. All proceedings in connection with this Amendment, and all documents incidental hereto and thereto, shall be satisfactory to the Lenders, and the Collateral Agent shall have received all such information and such counterpart originals or certified or other copies of such documents as any Lender may reasonably request.
17.    Representations and Warranties. Each Loan Party represents and warrants to the Collateral Agent and the Lenders as follows:
(a)    Representations and Warranties. The representations and warranties contained in the Financing Agreement and in each other Loan Document, certificate or other writing delivered to the Collateral Agent or any Lender pursuant to the Financing Agreement are true and correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties (or any schedules related thereto) expressly relate solely to an earlier date (in which case such representations and warranties are true and correct on and as of such date), and no Default or Event of Default has occurred and is continuing.
(b)    Organization, Good Standing, Etc. Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, and (ii) has all requisite power and authority to execute, deliver and perform this Amendment and each other Third Amendment Document to which it is a party, and to perform each Loan Document as amended by the applicable Third Amendment Document.
(c)    Authorization, Etc. The execution, delivery and performance by each Loan Party of this Amendment and the other Third Amendment Documents to which it is a party, and the performance of the Loan Documents as amended by the Third Amendment Documents, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene any of its Governing Documents, any material Requirement of Law or any material Contractual Obligation binding on or otherwise affecting it or any of its properties, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any permit, license, authorization or approval applicable to its operations or any of its properties.
(d)    Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of this Amendment or the other Third Amendment Documents to which it is a party, or in connection with the performance of any Loan Document as amended by the Third Amendment Documents.
(e)    Enforceability of Loan Documents. Each of this Amendment, the other Third Amendment Documents and the Loan Documents, as amended by the Third Amendment Documents, constitute legal, valid and binding obligations of each Loan Party, enforceable against such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally.

Exhibit 10.19(c)

(f)    Security Interest. The Security Agreement, as amended by the Pledge Amendment, creates in favor of the Collateral Agent a perfected, first priority Lien on, and security interest in, all MLP Equity Interests, as security for the Obligations.
18.    Continued Effectiveness of Financing Agreement. Each Loan Party hereby (a) confirms and agrees that each Loan Document to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, except that on and after the Third Amendment Effective Date each reference in the Financing Agreement to "this Agreement", "hereunder", "hereof" or words of like import referring to the Financing Agreement, and each reference in any other Loan Document to "the Financing Agreement", "thereto", "thereof", "thereunder" or words of like import referring to the Financing Agreement, shall mean and be a reference to the Financing Agreement as amended by this Amendment, and (b) confirms and agrees that to the extent that any such Loan Document purports to assign or pledge to the Collateral Agent or any Lender, or to grant to the Collateral Agent or any Lender a Lien on any collateral as security for the Obligations of such Loan Party from time to time existing in respect of the Financing Agreement and the Loan Documents, such pledge, assignment and/or grant of a Lien is hereby ratified and confirmed in all respects.
19.    Miscellaneous.
(a)    This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telefacsimile or electronic mail transmission shall be effective as delivery of a manually executed counterpart of this Amendment.
(b)    Section and paragraph headings herein are included for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.
(c)    This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.
(d)    Each Loan Party hereby acknowledges and agrees that this Amendment constitutes a "Loan Document" under the Financing Agreement. Accordingly, it shall be an Event of Default under the Financing Agreement if (i) any representation or warranty made by a Loan Party under or in connection with this Amendment shall have been untrue, false or misleading in any material respect when made, or (ii) a Loan Party shall fail to perform or observe any term, covenant or agreement contained in this Amendment. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Collateral Agent or any Lender under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents, except as expressly provided herein.
(e)    This Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.
(f)    The Borrower agrees to pay on demand all costs and expenses of the Lenders in connection with the preparation, execution and delivery of this Amendment and the other related agreements, instruments and documents.

Exhibit 10.19(c)

(g)    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE REVISIONS CONTEMPLATED HEREIN.
[Remainder of Page Left Intentionally Blank]
IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.
BORROWER:

LION OIL COMPANY By: /s/ Gregory A. Intemann Name: Gregory A. Intemann Title: Treasurer
By: /s/ Andrew L. Schwarcz Name: Andrew L. Schwarcz Title: Vice President

Exhibit 10.19(c)

GUARANTORS:

EL DORADO PIPELINE COMPANY By: /s/ Gregory A. Intemann Name: Gregory A. Intemann Title: Treasurer	J. CHRISTY CONSTRUCTION CO., INC. By: /s/ Gregory A. Intemann Name: Gregory A. Intemann Title: Treasurer
By: /s/ Andrew L. Schwarcz Name: Andrew L. Schwarcz Title: Vice President	By: /s/ Andrew L. Schwarcz Name: Andrew L. Schwarcz Title: Vice President
LION OIL TRADING & TRANSPORTATION, INC. By: /s/ Gregory A. Intemann Name: Gregory A. Intemann Title: Treasurer	MAGNOLIA PIPELINE COMPANY By: /s/ Gregory A. Intemann Name: Gregory A. Intemann Title: Treasurer
By: /s/ Andrew L. Schwarcz Name: Andrew L. Schwarcz Title: Vice President	By: /s/ Andrew L. Schwarcz Name: Andrew L. Schwarcz Title: Vice President

ISRAEL DISCOUNT BANK OF NEW YORK, as a Lender
By:    /s/ Roy Nachimzon
Name: Roy Nachimzon
Title: Senior Vice President

By:    /s/ Mali Golan
Name: Mali Golan
Title: Vice President

BANK LEUMI USA, as the Collateral Agent and a Lender

By:    /s/ Gil Hershman
Name: Gil Hershman
Title: Vice President

By:    /s/ Michaela Klein
Name: Michaela Klein
Title: Senior Vice President

BANK HAPAOLIM B.M., as a Lender

By:    /s/ Lee Stenner
Name: Lee Stenner
Title: Senior Vice President

By:    /s/ Charles McLaughlin
Name: Charles McLaughlin
Title: Senior Vice President

Exhibit 10.19(c)

ANNEX I

Schedule 1.01(B)

MLP Released Assets

Exhibit 10.19(c)

ANNEX II

Schedule 1.01(C)

MLP Existing ROFO Assets

Exhibit 10.19(c)

ANNEX III

Schedule 1.01(D)

MLP Subject Assets

Exhibit 10.19(c)

ANNEX IV

Schedule 1.01(E)

MLP Permitted Easements

Exhibit 10.19(c)

ANNEX V

A.1.
MLP will receive various assets from the following companies:

•    Borrower – net fixed asset book value of $51,609,836 as of June 30, 2012, with estimated forecasted EBITDA for the twelve month period starting October 1, 2012, as set forth in the S-1 Registration Statement of the MLP filed with the SEC on September 21, 2012 (the "MLP Registration Statement"), of $21,900,000.

•    Delek Marketing & Supply, Inc. - net fixed asset book value of $49,125,530 as of June 30, 2012, with estimated forecasted EBITDA for the twelve month period starting October 1, 2012, as set forth in the MLP Registration Statement, of $23,500,000.

•    Parent - net fixed asset book value of $54,555,748 as of June 30, 2012, with estimated forecasted EBITDA for the twelve month period starting October 1, 2012, as set forth in the MLP Registration Statement of $3,400,000.

A.2.

•    32%-38% of the shares of the MLP will be offered to the public (subject to the underwriters rights to exercise the over allotment option more particularly described in the MLP Registration Statement),

•    Approximately 52% of the aggregate issued and outstanding equity of the MLP will be owned by the Borrower (of which subordinated limited partnership interests comprise 49% of the aggregate issued and outstanding equity of the MLP as of the Third Amendment Effective Date)

•    The remaining 10% to 16% units will be owned by the Parent and Delek Marketing & Supply, Inc. or its successor in interest (of which 2% will be general partner units and 8%-14% will be common units)

A.3.
In accordance with the terms of the MLP Partnership Agreement and as more fully described in the MLP Registration Statement, during the subordination period, the subordinated units of the MLP, including the subordinated units held by the Borrower, will not be entitled to receive any distributions until the common units have received the minimum quarterly distribution plus any arrearages from prior quarters. Furthermore, no arrearages will be paid on the subordinated units.

A.4.		Sources		Uses
	IPO	$135,000,000	Lion Financing Agreement Prepayment	$15,000,000
	Debt Issuance	$90,000,000	DK Debt Prepayment	$20,000,000
			Marketing Debt Extinguishment	$50,000,000
			Offering costs, taxes and other expenses	$20,000,000
			Cash to DK books	$120,000,000
	Total Sources	$225,000,000	Total Uses	$225,000,000